Exhibit 99.1

December 14, 2004

Bernard N. Cole
3029 Manley Road
Maumee, OH 43537

Dear Nick:

You have advised Dana Corporation of your intention to retire effective November 30, 2004. As it is Dana’s desire to retain your services by continuing your employment beyond this date, we are offering you the following inducements to postpone your retirement date until February 28, 2007.

1.	Your annual base salary will be increased to $515,000 on or before March 1, 2005, and to $535,000 on or before March 1, 2006.

2.	As part of the 2005 long-term incentive grant to Dana executives, you will be granted a number of shares of restricted stock with a market value, as of the grant date, of $248,000. These shares will be subject to the condition that you remain actively employed by Dana through February 28, 2007, and, if you do so, they will vest on that date. Otherwise, they will be forfeited.

3.	As part of the 2006 long-term incentive grant to Dana executives, you will be granted a number of shares of restricted stock with a market value, as of the grant date, of up to $248,000. The specific number of restricted shares to be granted will be determined by the success of the Strategic Business Unit or equivalent operating unit (SBU) for which you are responsible in attaining the 2005 performance goals for net income and return on net assets set for it by the Compensation Committee of the Board of Directors under the Additional Compensation Plan: (i) if the SBU attains 100% of these 2005 performance goals, you will be granted restricted shares with a market value, as of the grant date of $248,000; (ii) if the SBU attains less than 100% but at least 80% of these 2005 performance goals, you will be granted restricted shares with a market value, as of the grant date, of between 100% and 50% of $248,000 based on the SBU’s pro rata performance (for example, if the SBU attains 90% of these goals, then you would be granted restricted stock valued at 75% of $248,000); and (iii) if the SBU fails to attain at least 80% of these 2005 performance goals, you will not be granted any restricted shares. The restricted shares, if granted, will be subject to the condition that you remain actively employed by Dana through February 28, 2007, and, if you do so, they will vest on that date. Otherwise, they will be forfeited.

4.	Your Dana stock ownership target will remain at 60,000 shares through February 28, 2007. If your ownership exceeds this level at any time, you will be permitted to reduce your holdings to not less than 60,000 shares when and as legally permissible.

5.	You will maintain a direct reporting relationship to Dana’s Chief Executive Officer until February 28, 2007, or such earlier separation from service as may occur, unless otherwise mutually agreed between you and Dana.

Dana’s commitments hereunder are expressly conditioned upon your remaining actively employed by Dana until February 28, 2007. If you cease to be actively employed by Dana before that date for any reason, including retirement, termination, death or disability, Dana will have no further obligations to you or your beneficiaries or personal representatives under this letter, including the payment of any salary or the grant of any restricted stock after the date of separation.

All Dana stock options, restricted stock and other equity grants or awards granted to you before the date of this letter will vest in accordance with their terms.

This letter and information about its contents may be disclosed publicly by Dana in accordance with applicable legal requirements. However, you and Dana agree that the discussions and negotiations that occurred in reaching these understandings will remain confidential and neither party will disclose any such matters except to their attorneys or other advisors that have a need to know such information or as may be required by law or by a duly authorized court or government or self-regulatory agency.

If this letter accurately and completely describes the understandings that have been reached between you and Dana, then please sign and date where indicated below and return one copy to my attention on or before December 17, 2004. If we do not receive a signed copy by then, this offer will be null and void and Dana will process your retirement effective as of November 30, 2004.

Very truly yours,

/s/ Richard W. Spriggle

Richard W. Spriggle
Vice President-Human Resources

Reviewed and agreed:

/s/ Bernard N. Cole
Bernard N. Cole

Date: 12/16/04

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